Exhibit 2.20

COARI PARTICIPAÇÕES S.A.

CORPORATE TAXPAYERS’ REGISTRY (CNPJ/ MF) No. 04.030.087/0001-09

BOARD OF TRADE (NIRE) No.33.30027761-7

PUBLICLY-HELD COMPANY

MINUTES OF THE MEETING OF THE FISCAL COUNCIL,

HELD ON JANUARY 18, 2012

I. DATE, TIME AND PLACE: January 18, 2012, at 2:30 p.m., at Rua Humberto de Campos, No. 425 – 8th floor, Leblon, in the City and State of Rio de Janeiro.

II. CALL NOTICE: Individual messages were sent to the Members of the Council on January 10, 2012.

III. QUORUM AND ATTENDANCE: All of the Members of the Council were in attendance. Also in attendance were representatives of the Company, Alex Waldemar Zornig, Sergio José Aguiar Teixeira Junior and Daniella Geszikter Ventura. Also in attendance were the representatives of Apsis Consultoria Empresarial Ltda. (Antonio Nicolau and Luiz Paulo Cesar Silveira) and representatives of the independent auditor (Marco Antonio Brandão Simurro, Marcelo Salvador and Otavio Ramos Pereira).

IV. CHAIR: Chairman – Allan Kardec de Melo Ferreira, and Secretary - Daniella Geszikter Ventura.

V. AGENDA AND RESOLUTIONS: The meeting having been established and initiated, the Members of the Council elected Daniella Geszikter Ventura as secretary of the meeting. The Chairman of the Council, Allan Kardec de Melo Ferreira, gave the floor to Alex Waldemar Zornig, who clarified that, with respect to the only item of the Agenda, in the analysis of the documentation prepared for the purpose of registering the Corporate Reorganization involving the Tele Norte Leste Participações S.A. (“TNL”), Telemar Norte Leste S.A. (“TMAR”), Brasil Telecom S.A. (“BRT”) and the Company, the U.S. Securities and Exchange Commission returned comments regarding the method of accounting the gain arising from the acquisition of BRT shown in the unaudited pro-forma financial statements of BRT, on the reference date of June 30, 2011, which resulted in adjustments to the pro-forma book value Valuation Report of the Company and the Valuation Report of Net Equity at Market Prices of the Company and BRT.

After examining the information and material submitted, the Members of the Council in attendance unanimously:

(i)	expressed a favorable opinion on the new book value and net equity at market prices reports referring to the Merger of Coari, prepared by Apsis Consultoria Empresarial Ltda., located at Rua São José, 90 – group 1,802, in the City and State of Rio de Janeiro, enrolled with the Corporate Taxpayers’ Registry under No. 27.281.922/0001-70 (“Apsis”);

(ii)	expressed a favorable opinion on the First Amendment to the Protocol of Merger and Instrument of Justification between Brasil Telecom S.A. and Coari Participações S.A., including all of its attachments and changes therein, with the ratification of all the other terms of the original protocol unaltered by the referred to amendment. A copy of the First Amendment to the Protocol and Justification analyzed herein is annexed to the minutes of this Meeting; and

(iii)	without prejudice to the participation of the other members of the Fiscal Council who so desire, the Members of the Council unanimously approved the nomination of Allan Kardec de Melo Ferreira to attend the meeting of the Board of Directors to be carried out on this date, as well as to attend the General Extraordinary Shareholders’ Meeting to deal with the matter herein discussed, to be held on a date yet to be determined.

VI. CLOSING: With nothing further to discuss, the Chairman adjourned the Meeting and these minutes were drafted, read and approved and signed by Council Members in attendance and by the Secretary of the Meeting: Allan Kardec de Melo Ferreira – Chairman of the Meeting and of the Fiscal Council; Aparecido Carlos Correia Galdino; Eder Carvalho Magalhães; and Daniella Geszikter Ventura – Secretary of the Meeting.

I certify that this is an accurate copy of the minutes recorded in the Company’s own books.

Rio de Janeiro, January 18, 2012.

Daniella Geszikter Ventura

Secretary

COARI PARTICIPAÇÕES S.A.

Meeting of the Fiscal Council

Held on January 18, 2012